INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-90854, 333-36597 and 333-63706 of ARIAD Pharmaceuticals, Inc. on Form S-8 and Registration Statements Nos. 33-85166, 333-51687, 333-63708, and 333-76486 of ARIAD Pharmaceuticals, Inc. on Form S-3 of our report dated January 18, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle in 1999 relating to accounting for start-up activities), appearing in this Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 21, 2002